Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Ohio Dividend Advantage
Municipal Fund
333-53272
811-09463

A special meeting of the shareholders of the Nuveen Ohio Dividend Advantage Municipal
Fund was held on July 26, 2005.

The purpose of the meeting was to approve

a new investment management agreement.
We hereby incorporate
by reference the voting results of the
meeting as filed
in the SEC filing on
October 7, 2005, under Conformed
Submission
Type N-CSR, accession
number 0000891804-05-003016.